GRANT HARTFORD CORPORATION

Filed Pursuant to Rule 424(b)(3)
File No. 333-155507

Supplement No. 12
dated August 25, 2011
to the Prospectus
Dated December 9, 2009

This prospectus supplement supplements the Prospectus dated December 9, 2009, relating to the sale, transfer or distribution of up to of 2,717,088 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

________________________

Quarterly Report on Form 10-Q

On May 20, 2011, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-Q for the period ended March 31, 2011. The text of the Form 10-Q is attached hereto.

________________________

Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 25, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 333-155507

GRANT HARTFORD CORPORATION

(Exact name of registrant as specified in its charter)

Montana	20-8690366
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2620 Connery Way
Missoula, Montana	59808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 506-6822

Indicate by check mark whether the registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer   ☐                               Accelerated filer  ☐                                                           Non-accelerated filer  ☐                               Smaller reporting company   ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐     No ☒

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date. As of May 19, 2011, we had outstanding 33,168,760 shares of common stock, no par value.

GRANT HARTFORD CORPORATION
FORM 10-Q

For the quarterly period ended March 31, 2011

TABLE OF CONTENTS

Page

PART I - FINANCIAL INFORMATION

PART II - Other Information

Signatures	25

ii

ITEM 1.     Financial Statements

GRANT HARTFORD CORPORATION (A Development Stage Company)
FINANCIAL STATEMENTS
March 31, 2011
(Unaudited)

REVIEWED FINANCIAL STATEMENTS

Index to Financial Statements

PAGE #
Condensed Balance Sheets as of March 31, 2011 (Unaudited) and December 31, 2010	F-1

Condensed Statements of Operations for the Three Months Ended March 31, 2011 and 2010 (Unaudited), and Since Inception (March 15, 2007) to March 31, 2011 (Unaudited)	F-2

Condensed Statements of Stockholders' Equity (Deficit) From the Date of Inception (March 15, 2007) Through March 31, 2011 (Unaudited)	F-3

Condensed Statements of Cash Flows for the Three Months Ended March 31, 2011 and 2010 (Unaudited), and Since Inception (March 15, 2007) to March 31, 2011 (Unaudited)	F-4

Notes to Condensed Financial Statements	F-5 to F-9

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
CONDENSED BALANCE SHEETS
AS OF MARCH 31, 2011 (Unaudited) AND DECEMBER 31, 2010

	March 31, 2011	December 31, 2010
	(Unaudited)

ASSETS

Current Assets
Cash	$ 3,477	$ 1,294
Prepaid option payment: mineral rights	214,342	254,042
Prepaid expenses and deposits	87,469	101,945
Total Current Assets	305,288	357,281
Non-current Assets
Buildings, improvements and equipment, net of accumulated depreciation of $54,439 and $45,212, respectively.	259,227	268,454
Mineral rights	8,095,417	8,047,917
Total Non-current Assets Total Assets	8,354,644 $ 8,659,932	8,316,371 $ 8,673,652

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$ 1,819,043	$ 1,643,972
Related party short-term notes	70,171	46,171
Due to related parties	703,883	682,914
Capital lease payable	63,677	62,060
Total Current Liabilities	2,656,774	2,435,117

Long-Term Liabilities
Capital lease payable	0	9,524

Total Liabilities	2,656,774	2,444,641

Stockholders' Equity (Deficit)
Preferred Stock: $0.0001 par value per share, 50,000,000 shares authorized, zero issued and outstanding	0	0
Common stock: No par value, 100,000,000 shares authorized, 33,094,487 and 32,947,487 issued and outstanding, respectively	15,345,170	15,161,420
Accumulated deficit - exploration stage	(9,342,012)	(8,932,409)
Total Stockholders' Equity (Deficit)	6,003,158	6,229,011

Total Liabilities and Stockholders' Equity (Deficit)	$ 8,659,932	$ 8,673,652

The accompanying notes are an integral part of these condensed financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,		Since Inception March 15, 2007 to March 31,
	2011	2010	2011

Revenue	$ 0	$ 0	$ 0

Expenses
Financial conference fees	0	0	31,250
Management fees	163,764	455,522	2,156,253
General and administrative	77,401	148,374	1,226,350
Professional fees	91,048	141,510	1,106,624
Geological and mining expenses	58,776	252,066	4,250,384
Interest Expense	3,820	52,312	337,981
Surface access lease payments	14,794	14,794	233,170

Net loss	$ (409,603)	$ (1,064,578)	$ (9,342,012)
Loss Per Share
Basic and Diluted	$ (0.012)	$ (0.042)	$ (0.409)

Weighted Average Number of shares outstanding:

Basic and Diluted	32,995,313	25,541,219	22,860,237

The accompanying notes are an integral part of these condensed financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
SINCE INCEPTION (MARCH 15, 2007) THROUGH MARCH 31, 2011 (Unaudited)

	Common Stock Number of Shares Issued	Value	Accumulated Deficit-Exploration Stage	Stockholder Equity (Deficit)

Balance: March 15, 2007	0	$ 0	$ 0	$ 0

Common stock issued for cash	1,062,900	426,450		426,450
Common stock issued for mineral rights	14,000,000	1,750,000		1,750,000
Common stock issued to founders	1,135,000	1,135		1,135
Common stock issued in exchange for services	16,000	8,000		8,000
Net loss	0	0	(247,857)	(247,857)

Balance: December 31, 2007	16,213,900	2,185,585	(247,857)	1,937,728

Common stock issued for cash	230,670	184,536		184,536
Common stock issued for mineral rights	5,000,000	625,000		625,000
Common stock issued in exchange for services	5,625	4,500		4,500
Net loss	0	0	(971,066)	(971,066)

Balance: December 31, 2008	21,450,195	2,999,621	(1,218,923)	1,780,698

Net loss	0	0	(3,381,118)	(3,381,118)

Balance: December 31, 2009	21,450,195	2,999,621	(4,600,041)	(1,600,420)

Common stock issued for cash	1,174,654	1,245,6445		1,245,645
Common stock issued for mineral rights	5,000,000	5,000,000		5,000,000
Common stock issued to founders	75,000	71,250		71,250
Common stock converted from debt and interest	351,289	333,724		333,724
Common stock issued in payment of debt and interest	4,376,349	4,505,330		4,505,330
Common stock issued in exchange for services	877,100	1,005,850		1,005,850
Treasury stock purchased and retired	(357,100)	0		0
Net loss	0	0	(4,332,368)	(4,332,368)

Balance: December 31, 2010	32,947,487	15,161,420	(8,932,409)	6,229,011

Common stock issued for cash	147,000	183,750		183,750
Net loss	0	0	(409,603)	(409,603)

Balance: March 31, 2011	33,094,487	$ 15,345,170	$ (9,342,012)	$ 6,003,158

The accompanying notes are an integral part of these condensed financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,		Since Inception March 15, 2007 to March 31
	2011	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$ (409,603)	$ (1,064,578)	$ (9,342,012)
Adjustments to reconcile net loss to cash from operating activities:
Common stock issued in exchange for services	0	257,100	562,964
Common stock issued in payment of interest expense:	0	27,449	116,327
Depreciation and amortization expense	9,227	29,103	54,439
(Increase)/decrease in prepaid option payment	39,700	(55,200)	(214,342)
(Increase)/decrease in prepaid expenses and deposits	14,476	(37,594)	(62,204)
Increase/(decrease) in accounts payable and accrued expenses	175,071	99,135	2,545,352
Increase/(decrease) in due to related parties	20,969	16,693	699,135
Net cash flows from operating activities	$ (150,160)	$ (727,892)	$ (5,640,341)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of buildings and equipment	0	(51,881)	(217,416)
Investment in mineral rights	(47,500)	(47,500)	(720,417)
Net cash flows from investing activities	(47,500)	(99,381)	(937,833)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments on short-term debt	0	0	(14,079)
Proceeds from short-term debt	24,000	280,500	4,341,688
Common stock issued	183,750	522,124	2,040,381
Convertible notes payable	0	0	271,500
Payments on capital lease	(7,907)	(6,766)	(57,839)
Net cash flows from financing activities	199,843	795,858	6,581,651

Change in cash during the period	2,183	(31,415)	3,477

Cash, beginning of period	1,294	63,687	0

Cash, end of period	$ 3,477	$ 32,272	$ 3,477

SUPPLEMENTAL DISCLOSURES
Interest paid	$ 77	$ 1,747	$ 14,154
Income taxes paid	$ 0	$ 0	$ 150

NON-CASH INVESTING AND FINANCING
Common stock issued for mineral rights	$ 0	$ 0	$ 7,375,000
Common stock issued for debt	$ 0	$ 3,043,688	$ 4,528,938
Common stock issued for interest	$ 0	$ 165,465	$ 310,115
Capital leases	$ 0	$ 0	$ 65,966

The accompanying notes are an integral part of these condensed financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2011

1.     BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements include all adjustments of a normal and recurring nature which, in the opinion of Company's management, are necessary to present fairly the Company's financial position as of March 31, 2011 and December 31, 2010, the results of its operations and cash flows for the three months then ended and for the period since inception (March 15, 2007) through March 31, 2011.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed financial statements should be read in conjunction with the financial statements and related notes contained in the Company's Annual Report on Form 10 K which was filed with the Securities and Exchange Commission for the year ended December 31, 2010.

The results of operations and cash flows for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the full year's operation.

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future.

2.     SIGNIFICANT ACCOUNTING POLICIES

Mineral Property Exploration: The Company expenses the costs incurred to conduct exploration, assay work, drill and equip exploratory sites within the claims groups that are not determined to have proven reserves. A reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Proven (Measured) Reserves are those for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable (Indicated) Reserves are those for which quantity and grade and/or quality are computed form information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation. Geological and geophysical costs and costs of carrying and retaining unproved sites are expensed.

The Company is in the "Exploration Stage" and is engaged in the exploration of the Garnet mineral property in order to identify the presence of proven/probable reserves. The Company has not begun exploitation of these deposits. As a result, no amounts have been capitalized related to mineral property exploration as of March 31, 2011 and December 31, 2010.

Accumulated mineral property costs are amortized using the units-of production ("UOP") method based on estimated recoverable ounces or pounds in proven and probable reserves.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2011

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-lived Assets: The Company periodically assesses the carrying value of long-lived assets in accordance with FASB ASC 360 10. The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such evaluations indicate that the future discounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Mining assets, including mineral rights and mine development, are also periodically assessed for impairment in accordance with FASB ASC 360 10 and FASB ASC 930 360 35.

There was no loss on impairment for the periods ended March 31, 2011 and 2010.

3. MINERAL RIGHTS

	Balance	Impairment Recognized	Net Book Value
Garnet, Montana stock issued 06/15/2007	$ 2,375,000	$ 0	$ 2,375,000
Garnet, Montana option payment for 2007	102,917	0	102,917
Garnet, Montana option payment for 2008	190,000	0	190,000
Garnet, Montana option payment for 2009	190,000	0	190,000
Garnet, Montana option payment for 2010 stock issued 6/24/2010	190,000 5,000,000	0 0	190,000 5,000,000
Garnet, Montana option payment through 03/31/2011	47,500	0	47,500

TOTAL			$ 8,095,417

The Company makes annual payments of $190,000 pursuant to its option agreement with Commonwealth Resources, LLC, a related party. Additions for the period ended March 31, 2011 represent the quarterly allocation of the option payment. The Company has prepaid $214,342 and $254,042 in option payments as of March 31, 2011 and December 31, 2010, respectively.

4. RELATED PARTY SHORT-TERM NOTES

The Company has three short-term notes with an original principal balance of $74,000. No payments have been made on these short-term notes for the three months ended of March 31, 2011, leaving a balance of $70,171, which is due on or before January 18, 2012 at 12.50%.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2011

In previous exploration of the Garnet Property, mineralized material in two of Grant Hartford Corporation's mining claims that are under option through Commonwealth Resources, LLC was identified. Subsequently, the Company used these previous exploration results as a basis for current exploration plans.

5. CAPITAL LEASE PAYABLE

During 2009, the Company entered into a lease for computer software under a capital lease payable in monthly installments of $2,750 with interest of 17.13% and expiring on April 15, 2011. As referenced on the supplemental disclosure of non cash investing and financing activities, the Company capitalized software for $44,000, recorded a prepaid asset for the maintenance agreement for $11,550, and recorded a capital lease payable for $55,550.

During 2010, the Company entered into a lease for computer software under a capital lease payable in monthly installments of $3,266 with interest of 17.13% and expiring on April 15, 2012. As referenced on the supplemental disclosure of non cash investing and financing activities, the Company capitalized software for $52,250, recorded a prepaid asset for the maintenance agreement for $13,716, and recorded a capital lease payable for $65,966.

The Company is the lessee of multiple computer software. The following is a summary of property held under capital leases:

	March 31, 2011	December 31, 2010
Computer software	$ 96,250	$ 96,250
Less: Accumulated amortization	(44,657)	(36,636)
	$ 51,593	$ 59,614

The Company is currently in arrears on its monthly lease payments. As of March 31, 2011, the first lease is behind one month and the second lease is behind eleven months. As a result, the current portion of the capital lease payable includes amounts owing from prior periods. The balance of the leases is due in April 2011 and, therefore, the entire balance is classified as current.

6. EQUITY

Between September 30, 2010 and February 1, 2011, pursuant to a Private Placement Memorandum (PPM), relying on an exemption provided by Section 4(2) and Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended, the Company began offering to accredited investors, through its Officers and Directors, on a best efforts basis, an aggregate of 5,600,000 shares of the Company's no par value common stock at a purchase price of $1.25 per common share ("Shares"). The Company issued 283,966 shares for a total of $354,957 in cash.

On February 16, 2011, pursuant to a Private Placement Memorandum (PPM), relying on an exemption provided by Section 4(2) and Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended, the Company began offering through its Placement Agent, Source Capital Group, Inc. on a best efforts basis, an aggregate of 6,160,000 shares of the Company's no par value common stock at a purchase price of $1.25 per common share ("Shares") for the aggregate offering amount of $7,700,000. As of March 31, 2011, 147,000 shares of the Company's no par value common stock have been issued for $183,750 of cash.

The Company has 5,465,313 warrants outstanding with exercise prices of between $1.00 and $1.50 as of March 31, 2011 and December 31, 2010 which were excluded from diluted earnings per share as their effect would be anti dilutive.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2011

7. RELATED PARTY TRANSACTIONS

At March 31, 2011, a total of $603,200 (December 2010 $609,957) is payable to directors and management for services. These outstanding amounts payable are unsecured and non interest bearing with no fixed terms of repayment.

The Company pays for services from Garnet Range Resources, LLC, a related party. These services consist of road maintenance, equipment rental, earth moving services, labor, and other services as needed. For the three months ended March 31, 2011, the Company had been billed zero$0 for services (December 2010 - $203,454). As of March 31, 2011, the Company had also prepaid for services of $34,014 (December 2010 - $27,914). The Company's President and CEO is a 50% owner of Garnet Range Resources, LLC.

The Company also leases a vehicle from Garnet Range Resources, LLC. The lease is for a period of two years starting April 22, 2009. The lease amount for the entire two year period was $4,500, which was due in its entirety at the beginning of the lease. The Company is responsible for providing insurance coverage and all repairs, maintenance and licensing on the vehicle. Following the lease expiration date, April 21, 2011, the Company will continue to lease the vehicle on a month to month basis with no additional fee.

Pursuant to the Share Purchase Agreement dated May 24, 2010, the Company purchased various mineral rights from Commonwealth Resources, LLC, a related party. The Company's President, CEO, CFO and Director, Eric Sauve, and the Company's Senior Consultant and NEO, Aaron Charlton, are owners of Commonwealth Resources, LLC. The Company also has an access lease and option to purchase contracts with Commonwealth Resources, LLC. These transactions are more fully described in Note 3, Mineral Rights, of these Financial Statements.

The Company pays for accounting and payroll services from Junkermier, Clark, Campanella, Stevens, PC, a related party. At March 31, 2011, a total of $93,523 (December 2010 $67,047) is payable for accounting services. For the three months ended March 31, 2011, the Company had been billed $26,475 for services (December 2010 $98,157). The Company's Corporate Secretary and Board Member is an owner of Junkermier, Clark, Campanella, Stevens, PC.

The Company pays for consulting services from Dr. James Sears, a related party. At March 31, 2011, a total of $7,160 (December 2010 $5,910) is payable for consulting and director services. For the three months ended March 31, 2011, the Company had been billed zero for services (December 2010 $26,934). Dr. Sears is on the Company's Board of Directors, and is a member of the Audit, Corporate Governance and Compensation Committees.

8. RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2011

9. OTHER MATTERS

The Company engaged Source Capital Group, Inc. ("Source") to serve as its exclusive Placement Agent for a 120 day period beginning on December 6, 2010. The engagement with Source will continue until terminated upon 60 days written notice. Source assisted the Company on a "best efforts" basis through the private placement offering, which began on February 16, 2011. The Company granted Source a 12 month right of first refusal to act as Placement Agent on future private placements in the event the February 16, 2011 private placement offering was successful. Source is entitled to receive (i) a cash fee equal to 7% or 12% of the gross proceeds received from a private placement offering to institutional investors and retail investors, respectively, and (ii) three-year placement agent warrants equal to 7% of the number of shares sold in the private placement offering exercisable at $1.25 per share, in cash or by cashless exercise, which fees will be reduced by 50% for shares sold directly by the Company. Source is also entitled to a non refundable, non-accountable expense in the amount of $30,000 (which may be increase by $5,000 if outside counsel is required) and reimbursement of out of pocket expenses reasonably incurred in connection with the Placement Agent services rendered. The Company indemnified Source against certain liabilities that may be incurred in connection with the private placement offering, and, where such indemnification is not available, to contribute to the payments Source may be required to make in respect of such liabilities. The Company also agreed to pay the commissions described above if any of the Company's securities are sold to an investor introduced to the Company by or through Source within 24 months of the termination of this Offering. The Company also agreed to pay Source a closing fee of 3.00% of the amount paid or received in-kind in any transaction between the Company and any merger, acquisition, or joint venture candidate introduced to the Company by Source. Source is also entitled to a break up fee of 1% of the total financing should Source be terminated during its period of engagement and another financing is consummated.

10. SUBSEQUENT EVENTS

Pursuant to a Private Placement Memorandum (PPM) more fully described in Note 6, 37,200 shares of the Company's no par value common stock have been issued for $46,500 of cash since the quarter ended March 31, 2011.

ITEM 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations

These financial statements and the documents incorporated herein it by reference contain forward-looking statements that involve known and unknown risks and uncertainties. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results are inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in these financial statements, the documents incorporated by reference in this Management's Discussion and Analysis, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Executive Summary

Our Company is a mineral exploration, development and production company; that is currently in the exploration stage of historically designated mineralized material on the Garnet Mineral Property, located in Missoula, Montana. We have acquired an exclusive option to purchase the mineral rights to 23 patented mineral claims and 122 unpatented mineral claims located within the Garnet Mining District of Granite County, Montana from Commonwealth. We purchased an additional 91 unpatented mining claims and 8 lease hold interests on BLM owned patented mining claims from Commonwealth pursuant to a Share Purchase Agreement dated May 24, 2010. Commonwealth, is owned by Aaron Charlton, Rodney K. Haynes, Kim L. Charlton and Eric Sauve. Mr. Eric Sauve is our president, CEO, CFO, and Director. Mr. Aaron Charlton is our Senior Consultant and NEO. Messrs. Charlton and Sauve are two of the Company's full time employees. Aaron Charlton and Eric Sauve are related parties to our Company, Grant Hartford Corporation.

We intend to exercise the option and purchase the 23 patented and 122 unpatented mineral claims subject to completion of a full feasibility study and our ability to adequately capitalize the Company. We are currently in the process of exploring several of the patented mineral claims and prospecting leases and continuing the exploration, evaluation and mapping of the remaining patented and unpatented claims.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Though we evaluate our estimates and assumptions on an ongoing basis, our actual results may differ from these estimates.

Off Balance Sheet Arrangements

As of March 31, 2011, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

(a)   Plan of Operation.

Our independent auditor has noted that there is substantial doubt about our ability to continue as a going concern at December 31, 2010. In light of our lack of revenues, and operating capital, our ability to continue as a going concern is dependent upon future events, such as the successful exploration and the future development and production of the mineral property, our ability to engage the services of highly qualified consultants who have expertise in the industry and our ability to secure additional sources of financing. See Risk Factor No.3, "Auditor has raised substantial doubt about our ability to continue as a going concern."

Our current plan of operation for 2011 is to conduct exploration activities on the Willie Lode Mining Claim mmc#210813, Lead King Quartz Lode Mining Claim ms#4511, Nancy Hanks Lode Mining Claim, ms#5365, Tostman Prospecting Lease ms#7514, and the Grant and Hartford Mining Claim ms#7327 to continue to establish continuity between drill holes of mineralized material found on those claims; to continue drill and surface sampling in the contact and Coloma zones; to continue exploring the remaining patented and unpatented mining claims in order to designate additional mineralized material; to continue with mapping activities on the entire Garnet Mineral Property and to proceed with the preparation of a feasibility study. Our 2010 exploration program was designed to expand on drill results from 2008 and 2009, as well as results from Pegasus' exploration project, which identified 16 different areas of high grade mineralized material. We currently hold a Small Miners Exclusion Statement (#46-032) issued by the State of Montana which allows us to mine an unlimited amount within a five acre area of surface disturbance. We also hold an Exploration License (#00545), which has been issued by the State of Montana.

We completed the 2010 drilling season on December 7, 2010 and J. Robert Flesher, our Vice President of Mining and Geology, has prepared the "Grant Hartford Corp., Garnet Project, Geology and Exploration Report for 2010," which details the results from the 2010 drilling season. The 2010 exploration drill program targeted the completion of 66 reverse circulation drill holes and 4 core holes totaling 34,858 feet and 1,699 feet, respectively. The plans included continued evaluation of the northwest and down dip extensions of the Nancy Hanks vein system, down dip and lateral extensions of the Willie vein system, the Nancy Hanks pit area, and continued definition of the Tostman vein system. Additionally, plans were made to examine the Coloma district and the Lead King vein systems. Our 2010 drilling season results assisted us in being able to add significantly to the overall tonnage and grade estimate, as well as to near the completion of our feasibility study, which we anticipate finalizing during the second quarter of 2011. This drilling, our 2008 and 2009 drill results, along with previous historical drill programs, are being used to create both pit and underground mineralized material resource models using Vulcan 3-D modeling software.

Mr. Flesher has also prepared the "2011 Grant Hartford Exploration Plan," which sets forth the drilling plan for the 2011 season. Our exploration objectives for 2011 will be designed to further expand our knowledge of mineralized vein structures in the Garnet Mineral Property, bring more mineralized material into a preliminary reserve category to be used in our feasibility study, and to explore the extents of several of the major vein structures as identified by Dr. Sears. We will continue to incorporate the available historic and current mining data on the Garnet Mineral Property into our Vulcan Sub-Surface 3D Mine Modeling Program. We have plans to establish an on-site fire assay laboratory for more efficient field assessment during 2011. Our geologic team plans to open, enter, map and sample as many historic workings as possible, and we anticipate performing geophysical work on the property, which will include running lines along the intrusive contact to discover deposits which may not have surface expression. With an anticipated start date during the second quarter of 2011, we plan to complete 5,000 feet of diamond core drilling in the 2011 season and continue with preliminary mine design for the Willie and Nancy Hanks mineralized zones. Pending the outcome of mine engineering and the completion of our feasibility study, we anticipate beginning mining operations in the third quarter of 2011, subject to further financing.

The Company incurred expenses of $409,603 for the three months ending March 31, 2011. The monthly average expenditure for both capital and expense items in the first quarter of 2011 was approximately $136,534.

EXPENSES	Three Months Ended March 31, 2011 Unaudited)	Six Months Ended June 30, 2011 Estimated
Financial conference fees	$0	$0
Management fees	$163,764	$327,000
General and administrative	$77,401	$145,000
Professional fees	$91,048	$180,000
Geological and mining expenses	$58,776	$300,000
Interest expense	$3,820	$7,600
Surface access lease payments	$14,794	$30,000
Total	$409,603	$989,600

The Company anticipates incurring expenses of $989,600 for the six month period ending June 30, 2011 reflecting the anticipated start of our 2011 Exploration Season, completion of our feasibility study and the preparation to begin mining operations in two locations on our Garnet Mineral Property. The monthly average expenditure for both capital and expense items during the six month period ending June 30, 2011 is estimated to be approximately $164,933. The Company anticipates completing the feasibility study, continuing the mapping project on our property, establishing an on-site fire assay laboratory and beginning underground mining operations during the fiscal year ending December 31, 2011 and we estimate our operating expenses will increase to approximately $5,000,000 during the fiscal year ending December 31, 2011.

(b)   Management Discussion and Analysis of Financial Condition.

Liabilities	At March 31, 2011	At December 31, 2010
Accounts payable and accrued expenses	$1,819,043	$1,643,972
Short-term notes	$70,171	$46,171
Due to related parties	$703,883	$682,914
Capital lease payable	$63,677	$62,060
Long-term capital lease payable	$0	$9,524
Total Liabilities	$2,656,774	$2,444,641

As at March 31, 2011, we had total liabilities of $2,656,774 as compared to total liabilities of $2,444,641 at December 31, 2010, representing an overall increase of $212,133 or approximately 9%. This increase was due primarily to an increase in accounts payable and accrued expenses of $175,071 or approximately 11%, and an increase in the amount due to related parties by $20,969 or approximately 3%. These increases were due to the increased work load required of management and our various contractors and consultants in order to carry out our plan of operations while we did not have adequate capacity to pay for these services.

Stockholders' Equity (Deficit)	At March 31, 2011	At December 31, 2010
Accumulated deficit - exploration stage	$(9,342,012)	$(8,932,409)
Total Stockholders' Equity (Deficit)	$6,003,158	$6,229,011

As compared to the period ended December 31, 2010, the Company's accumulated deficit increased by $409,603, or approximately 4.6%, during the three months period ended March 31, 2011, which accounts for the net losses for the period, which are further described in the operating loss section set forth above. As compared to the fiscal year ended December 31, 2010, the Company's total stockholders' equity decreased by $225,853, or approximately 3.6%, during the three months period ended March 31, 2011. This decrease is primarily due to the increased operating losses through March 31, 2011, which we were unsuccessful in offsetting through the efforts of our Placement Agent's, and management's, sales of our common stock through our current Private Placement Memorandum more fully described in Item 2. Unregistered Sales of Equity Securities and Use of Proceeds, of this Form 10-Q.

Income Taxes

For the period from inception March 15, 2007 through March 31, 2011, we paid $150 in income taxes.

Results of Operations - Three months period ended March 31, 2011.

Revenues

As of the three months period ended March 31, 2011, we did not generate any revenues as compared to generating no revenues for the three months period ended March 31, 2010. For the fiscal year ending December 31, 2011, management plans to satisfy our cash requirements and working capital needs through completing private placements of debt or equity offerings, and/ or through the identification and entering into arrangements with strategic partners, in order to proceed with the necessary exploration and development of the Garnet Mineral Property.

Operating Loss

EXPENSES	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Financial conference fees	$0	$0
Management fees	$163,764	$455,522
General and administrative	$77,401	$148,374
Professional fees	$91,048	$141,510
Geological and mining expenses	$58,776	$252,066
Interest expense	$3,820	$52,312
Surface access lease payments	$14,794	$14,794
Total	$(409,603)	$(1,064,578)

As of the three months period ended March 31, 2011, we incurred a net loss of ($409,603), as compared to a net loss of ($1,064,578) for the three months period ended March 31, 2010, a decrease of $654,975 representing an approximate 61.5% decrease in net losses. This net decrease in operating losses was a result of the Company decreasing its expenses and fees while it lacked the capacity to pay for its previously estimated expenses and fees. Management fees decreased by $291,758 or approximately 64% as a result of the absence of the stock compensation bonuses awarded to the Company's Vice Presidents of Corporate Finance and Marketing during the first quarter of 2010 and through the elimination of the Vice President of Marketing position. General and administrative costs decreased by $70,973 or approximately 48%, and professional fees decreased by $50,462 or approximately 36%, which were attributable to management's conservation of expenditures. Geological and property expenses decreased by $193,290 or approximately 77%, which was primarily due to a decrease in mine and mill site planning by CDM Constructors, Inc., the firm providing support services for mine and mill development on the Garnet Mineral Property. Interest expenses decreased by $48,492 or approximately 93%, which was due to a decrease in the Company's need to enter into short term debt instruments for the purposes of carrying out the plan of operations during the first quarter of 2011. Surface access lease payments represented no change. We estimate our operating expenses will increase during the fiscal year ending December 31, 2011 to $5,000,000. The increase will be attributable to fulfilling the terms of employment agreements with the Company's President, Eric Sauve, the Company's Senior Consultant, Aaron Charlton in which their salaries increase by six percent (6%), from $16,854 to $17,865 on June 30, 2011 and the continuation of the increase in monthly salary of $12,500, to our Vice President of Marketing and Finance, BJ Ambrose, the completion of our feasibility study, funding our 2011 Exploration Season, continuing the mapping project on our property, establishing an on-site fire assay laboratory and beginning mining operations in two locations on the Garnet Mineral Property.

Liquidity and Financial Resources

We had working capital of ($2,351,486) at March 31, 2011, compared to working capital of ($2,077,836) at December 31, 2010. For the three months period ended March 31, 2011, net cash used in operating activities was ($150,160), as compared to the three months period ended March 31, 2010 of ($727,892). For the three months period ended March 31, 2011, net cash used in investing activities was ($47,500), as compared to ($99,381) of net cash used in investing activities in the three months period ended March 31, 2010. For the three months period ended March 31, 2011, financing activities provided $199,843 as a result of the Company entering into a limited number of short term debt instruments and through the sale of our common stock pursuant to the Exempt Offerings, which is further described under Item 2. Unregistered Sales of Equity Securities and Use of Proceeds section of this Form 10-Q, as compared to the three months period ended March 31, 2010, financing activities provided $795,858 as a result of the Company entering into Promissory Notes and through the sale of our common stock pursuant to the Exempt Offering dated January 2010 as more fully described in our Form 10-K for the fiscal year ending December 31, 2010. Net cash for the three months period ended March 31, 2011 increased by $2,183 as compared to a decrease of ($31,415) for the three months period ended March 31, 2010. At the three months period ended March 31, 2011, we had cash of $3,477.

From the date of the incorporation of March 15, 2007 through March 31, 2011, we have paid services valued at $1,018,350 through the issuance of 898,725 common shares, have raised an aggregate of $2,040,381 in cash through the issuance of 2,615,224 common shares, and paid debt of $4,839,054, which included interest resulting from the Company's short-term notes, through the issuance of the Company's no par value common stock.

The Company, through its Officers' and Directors' relationships with friends, family members and close business associates, intends to correct any deficiency in working capital through the sale of its common equity to investors and/ or through the identification and potentially entering into arrangements with strategic partners in order to fund our operations in 2011. The Company believes it has identified sufficient funding for its growth from these sources.

ITEM 3.     Quantitative and Qualitative Disclosures About Market Risk

We do not consider the effects of interest rate movements to be a material risk to our financial condition. We do not hold any derivative instruments and do not engage in any hedging activities.

ITEM 4T.     Controls and Procedures

Evaluation of disclosure controls and procedures.

We carried out an evaluation, under the supervision and with the participation of our management, including the Chief Executive Officer/ Chief Financial Officer for the effectiveness of the design and operation of our disclosure controls and procedures as defined in the Exchange Act Rules 13a-15(e) and 15d-15(e), as of the end of the period covered by this Quarterly Report on Form 10-Q. Based upon this evaluation, the Chief Executive Officer/ Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective as of March 31, 2011.

Management's Report on Internal Control over Financial Reporting

Our management, in combination with our Board of Directors Audit and Corporate Governance Committees, are responsible for establishing and maintaining adequate internal control over financial reporting as that term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Our control environment is the foundation for our system of internal control over financial reporting. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of our financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements. During the first quarter ending March 31, 2011, we formed and authorized the Audit, Corporate Governance and Compensation Committees of our Board of Directors for the purposes of assisting management with the Company's internal controls over financial reporting. These committees have not yet begun to implement their respective operations, therefore the changes that occurred during the period covered by this report, have not materially affected, and are reasonably not likely to materially affect the Company's internal controls over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.     Legal Proceedings.

We are currently not a party to any pending litigation, government investigation, or any other legal proceedings; however, a shareholder and affiliate of the Company and a Member of Commonwealth, a related entity, has disputed the application of expenditures by our management. In the event that this internal dispute should rise to the level of litigation; wherein the Company and members of our management could be named as parties, we would defend the lawsuit vigorously. The defense of any litigation could impose upon the Company undefined costs.

ITEM 1A.     Risk Factors.

Risk Factors Relating to Our Business

1:   We have limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like ours, are in the exploration stage. We may not successfully address these risks and uncertainties or successfully implement our business plan. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits that we anticipate in the future.

Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and in the exploration stages of the search for mineral deposits. These include, but are not limited to, inadequate funding, competition, and unsuccessful mineralized material exploration. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

2:    We will require additional funding.

As of March 31, 2011, we had cash in the amount of $3,477. We currently anticipate incurring expenses of approximately $5,000,000 for the fiscal year ending December 31, 2011, which we plan to use in order to complete our feasibility study, fund our 2011 Exploration Season, continue the mapping project on our property, establish an on-site fire assay laboratory, and begin mining operations in two locations on our Garnet Mineral Property. We will require additional financing in order to begin and complete our current plans for the 2011 exploration season and may require additional financing for future phases on our Garnet Mineral Property. We currently do not have any operations and have no income. Our business plan calls for significant exploration expenses. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. In the event that our exploration programs are successful in sufficiently estimating the mineralized material continuity between drill holes and we exercise our mineral claim purchase option, we may require additional funds in order to place the patented and unpatented mining claims into the development and commercial production stages. We currently do not have any finalized arrangements for financing and we may not be able to obtain financing when required and on favorable terms. Obtaining additional financing would be subject to a number of factors, including the market prices for gold, silver and other metallic minerals and the costs of exploring for, developing and producing these materials. These factors may make the timing, amount, terms, or conditions for additional financing unavailable to us, which would force us to reduce our operations or even cease operations.

3:   Auditor has raised substantial doubt about our ability to continue as a going concern.

The report of our independent auditor regarding our audited financial statements for the period ended December 31, 2010 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. We have an accumulated deficit since inception of $8,932,409 for the period from our inception, March 15, 2007, to December 31, 2010, and have no revenues. Our future is dependent upon our ability to obtain financing and upon successful exploration and future development and production stages on the patented and unpatented mining claims. This is a significant risk to investors who purchase shares of our Common Stock because there is an increased risk that we may not be able to generate and/or raise enough capital to remain operational. Potential investors should also be aware of the difficulties normally encountered in the exploration stage of mining companies and the high rate of failure of such enterprises. Our auditor's concern may inhibit our ability to raise financing because we may not remain operational, which would most likely cause our business to fail.

4:   The global financial crisis may have impacts on our business and financial condition that we currently cannot predict.

The continued credit crisis and related instability in the global financial system has had, and may continue to have, an impact on our business and our financial condition. We may face significant challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to access such markets, which could have an impact on our flexibility to react to changing economic and business conditions. The credit crisis could have an impact on any potential lenders, causing them to fail to meet their obligations to us. These factors may make the timing, amount, terms, or conditions for additional financing unavailable to us, which would force us to reduce our operations or even cease operations, and may cause our business to fail.

5:  Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the domestic capital markets and the economy generally. The stress experienced by domestic capital markets that began in the second half of 2007 has continued and substantially increased into the present. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectation for the economy and the markets going forward.

These factors, combined with volatile oil and gas prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a continued recession. In addition, the fixed-income markets are experiencing a period of extreme volatility which has negatively impacted market liquidity conditions.

Initially, the concerns on the part of market participants were focused on the subprime segment of the mortgage-backed securities market. However, these concerns have since expanded to include a broad range of mortgage and asset-backed and other fixed income securities, including those rated investment grade, the U.S. and international credit and interbank money markets generally and a wide range of financial institutions and markets, asset classes and sectors. As a result, capital markets have experienced decreased liquidity, increased price volatility, credit downgrade events, and increased probabilities of default. These events and the continuing market upheavals may have an adverse effect on us because our liquidity and ability to fund our capital expenditures is dependent in part upon our access to the private and public capital markets. In addition, in the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility. The forgoing factors may have a negative impact on the value of our company, its assets, and its common stock resulting in illiquidity of our shares and potentially a total loss to our shareholders and a failure of our business.

6:   We are a new company with limited operating history.

We have only completed three drilling seasons on our mining claim holdings for which we have acquired our options. We recently acquired additional unpatented mining claims and mining leasehold interests, which we began exploring in 2010 and of which will require additional exploration. As a result, we have no way to evaluate the likelihood that we will be able to operate our business successfully and move to the next mining stage on our Garnet Mineral Property. There is no history upon which to base any assumption as to the likelihood that we will prove successful. We have not earned any revenues as of the date of this Form 10-Q, and thus, we face a high risk of business failure which could result in a loss of confidence by our shareholders or potential investors and could result in a disruption to the business, adversely affecting our Company and the existing shareholders.

7:   We may be unable to retain the consultants upon which we rely.

We have agreements with consultants to perform services for us including with an independent engineer for the review all of the historical information available on the mining claims we have under option, the results from the previous exploration work performed on these mining claims, as well as the result of our exploration during the 2008, 2009 and 2010 drilling seasons in order to prepare the Company's Feasibility Study pursuant to Industry Guide 7, and to make recommendations based on those reviews; with a firm for engineering services in order to complete mill and property engineering on the Garnet Mineral Property; with the University of Montana to utilize the Geological Department and Geographical Information Systems Department to digitize data; with geologist consultants for mapping the Garnet Mineral Property; assistance with the Vulcan Sub-Surface 3D Mine Modeling Program; and assistance with sampling, mapping and drill rig activities on the Garnet Mineral Property. We also have agreements with an independent laboratory to perform analyses on geological samples and an engineering firm for a water base line study and survey for a mill and tailings impoundment.

Each of our consultants perform functions that require the services of persons in high demand in the industry and these persons may or may not always be available when needed based on their status as consultants. The implementation of our business plan may be impaired if we are not able to retain our significant consultants or if they do not perform in accordance with their agreements and the failure to execute our business plan will have an adverse effect on the value of our company and its common stock.

8:   Common ownership of GHC and Commonwealth may create a conflict of interest.

One of our material assets is the option to purchase the 122 unpatented and 23 patented mining claims on the Garnet Mineral Property. The claims are owned, or optioned by Commonwealth.

Commonwealth is owned in part by Mr. Eric Sauve, our President, CEO, CFO and Director. In addition, Mr. Aaron Charlton, Senior Consultant and NEO to our Company, is a majority owner of Commonwealth. Our newly appointed Audit Committee has begun the process of identifying a third party outside accountant to assist in completing an internal review and plans to adopt conflict of interest and ethics rules, which will include the rules set forth in the Sarbanes-Oxley Act of 2002. We plan to report the findings from the completion of our Audit Committee's internal review at the next Annual Shareholder Meeting, which is currently scheduled for June 23, 2011. In the absence of these corporate governance measures, and in general, the interests of Commonwealth and management may not coincide which could result in a loss of confidence by our shareholders adversely affecting our company and the existing shareholders which in turn would have an adverse effect on the value of our common stock and may cause our business to fail.

9:   There may exist potential conflicts of interest between us and Garnet Range Resources, LLC

Our agreement with Garnet Range Resources, LLC, a Montana limited liability company ("Garnet"), provides for the rental and operation of heavy equipment, labor on the Garnet Mineral Property and coordination of the exploration project management with us. Since Mr. Eric Sauve, our President, CEO, CFO and Director, and Joyce L. Charlton, the Managing Member of Garnet and wife of Aaron Charlton, our Senior Consultant, own 100% of Garnet, there is the potential for a conflict of interest between Garnet and the best interest of our shareholders. Since, from time to time, Aaron Charlton, our Senior Consultant, consults with Garnet, there is the potential for a conflict of interest between Garnet and the best interest of our shareholders. Our newly appointed Audit Committee has begun the process of identifying an independent third party accountant in order to assist in completing an internal review and plans to adopt conflict of interest and ethics rules, which will include the rules set forth in the Sarbanes-Oxley Act of 2002. We plan to report the findings from the completion of our Audit Committee's internal review at the next Annual Shareholder Meeting, which is currently scheduled for June 23, 2011. In the absence of these corporate governance measures, and in general, the interests of Garnet and management may not coincide with the interests of our shareholders, which could result in a loss of confidence by our shareholders or potential investors adversely affecting the value of our common stock.

10:   We are not indemnified under our agreement with Garnet.

While Garnet is responsible for the rental and operation of heavy equipment and labor on the Garnet Mineral Property and coordination of the exploration project management, we are not contractually indemnified by Garnet for work stoppage, delays or interruption of operations, as a result of not being able to provide these services on a timely manner. Lack of performance or untimely performance on the part of Garnet could result in increased costs, monetary losses, legal liability and possible adverse state governmental or BLM action. The inability of Garnet to perform could cause a delay in the progress of our exploration on our Garnet Mineral Property and our progression from exploration into the development and production stages of mining, which may have an adverse effect on our financial position, shareholders, and the identification of future financing. The potential costs associated with losses or liabilities not covered by Garnet's insurance will have a material adverse effect on our financial position and have an adverse effect on the shareholders and the value of our common stock.

11:   Reliance on third party contractors.

The success of our Company will largely depend on the performance of our third party contractors to provide mine and mill engineering, the rental and operation of heavy equipment, including drill rigs and labor, on the Garnet Mineral Property and coordination of the exploration project management. In addition, our contractors may face a shortage of equipment and skilled personnel with the necessary experience in order to complete the work required in the implementation of our business plan in a workman-like manner. Several of these third party contractors including, CDM Constructors, Inc., the firm providing support services for mine and mill development, and O'Keefe Drilling, Inc., the firm completing all reverse circulation drilling, have substantial accounts payable from the Company and may be forced to discontinue their services on our Garnet Mineral Property until such time that the Company is able to pay its obligations. A shortage of skilled and experienced contractors could have a material adverse effect on our ability to carry on our operations and therefore limit, delay, or increase the cost of our operations which in turn could have an adverse affect on the value of our common stock, and could cause our business to fail.

12:   Exploration stage mining companies experience a high rate of failure from the occurrence of unanticipated issues.

Potential investors should be aware of the difficulties normally encountered by exploration stage companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration stage. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The exploration stage also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure, or against which we may elect not to insure. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in determining the existence of proven/probable reserve deposits. Problems such as unusual or unexpected formations and other conditions are involved in exploration and often

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result in unsuccessful exploration efforts and such results could adversely affect the execution of our business plan.

13:   Our property insurance may not cover liability that we may be subject to in the future.

At the present time, we have a property liability insurance policy that covers all of our current surface operations. We cannot ensure that a property liability insurance policy will continue to be available, or to be available at a favorable rate, which would force us to proceed in implementing its business plan with inadequate or no property liability insurance. We cannot ensure that our current coverage will sufficiently protect against all unanticipated hazards, and if and when our operations expand to include more extensive above surface and underground exploration, our current property liability coverage may be insufficient. The payment of such liabilities, that are uncovered, or insufficiently covered, by our current property liability policy, may have a material adverse effect on our financial position.

14:   Non-Consent to Use Geological Reports.

We have been unable to obtain consents for two historical geological reports: the "Garnet Project Summary," prepared by Pegasus Gold Corporation, and the "Mineral Property Valuation of the Garnet and Copper Cliff Mining Districts in Garnet and Missoula Counties," prepared by Dr. John C. Brower, Ph.D. We have deemed it necessary to include portions of these reports, without the expert consents and with the acknowledgement that the reports are over ten years old because the information in these reports describe the historical geological condition of the Garnet Mineral Property, and historical exploratory mineralized material findings on such Garnet Mineral Property. The information contained in these reports was a contributing factor in entering into the option agreement with Commonwealth and to the development of our current exploratory drilling program on the Garnet Mineral Property. Because we have been unable to obtain the consents of the authors of these geological reports, we have adopted the conclusions contained in such reports as our own, even though we are not experts qualified to have prepared such reports and even though we have not independently verified the accuracy of such reports. No assurance can be given that the conclusions set forth in such reports were accurate when made, were based on the opinions of experts willing to stand behind them, or that such conclusions are accurate presently.

15:   We will continue to incur losses for the foreseeable future.

Prior to completion of the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete exploration of our acquired and optioned mineral claims. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to generate profits or continue operations if we are unable to generate significant revenues from future mining of the mineral claims even if we exercise our options and our business will most likely fail.

16:   Because access to the mineral property may be restricted by inclement weather, the Company may be delayed in its exploration efforts.

Access to the mineral property may be restricted during parts of the year, due to weather in the area. The property is in a mountainous area in the Garnet Mining District, Granite County, Montana which is accessible by county roads, BLM roads, and private roads. Although these roads have been used for exploration in the past, they are best traveled by four-wheel drive vehicles from spring to the beginning of winter. During the winter months, heavy snowfall can make it difficult to undertake work programs. We do not currently plan drilling operations in the winter months. Frequent inclement weather in the winter months makes exploration activities difficult and the planning of exploration activities challenging. As a result, any attempt to explore the property is largely limited to the times when weather permits such activities. The most efficient time for us to conduct our work programs is during the months of May through November. These limitations can result in significant delays in our exploration efforts, as well as any future production. Delays in exploration and drilling due to inclement weather could significantly increase the time that it would take to explore the property, generate any operating revenues or achieve profitable operations, which could cause the failure of our business.

17:   The mine exploration business is highly competitive.

The mine exploration business is highly competitive. Our preparation activities will be focused on exploring our mineral property in order to determine the existence of proven/probable reserves. Many of our competitors have greater financial resources than we have. As a result, we may experience difficulty competing with other businesses regarding availability of equipment, qualified personnel, and future financing. If we are unable to retain qualified personnel, locate needed equipment while conducting exploration activities, or identify future financing, we may be unable to enter into the development and production stages and may be unable to achieve profitable operations, causing our business to fail.

18:   A ready market may not exist for the sale of any proven/probable reserves identified in the future.

Even if we are able to successfully explore, develop and prepare an established commercially minable proven/probable reserve deposit, a ready market may not exist for the sale of the extracted proven/probable reserves. Numerous factors beyond our control may affect the marketability of gold proven/probable reserves that are prepared for production. These factors include market fluctuations, the proximity and capacity of natural resource markets, processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, and environmental laws and regulations. These factors could inhibit our ability to sell proven/probable reserves in the event that we are able to successfully explore, develop and prepare an established commercially minable proven/probable reserve deposit for extraction, resulting in a materially adverse affect on our financial position, and the potential failure of our business.

19:   Our operations are subject to numerous governmental permits which are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed.

In the ordinary course of business we are required to obtain and renew governmental permits for our operations, including operation and expansion of our exploration, and future development and production activities. Obtaining or renewing the necessary governmental permits is a complex and time consuming process involving costly undertakings by our company, and specifically by CDM Constructors, Inc., which presently assists us in preparing our governmental permits. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control including the interpretation of applicable requirements implemented by the permitting authority. We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our estimates. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation of permits and other penalties. There can be no assurance that we have been or will at all times be in full compliance with all such laws and regulations and with our environmental and health and safety permits or that we have all required permits. The costs and delays associated with compliance with such laws, regulations and permits and with the permitting process could stop us from proceeding with the exploration or future development and production of our Garnet Mineral Property and could increase the costs of exploration, and future development and production, and may materially adversely affect our business results of operations or financial condition and may cause the failure of our business.

20:   There is a limited potential for acid drainage from wastes on our exploration and future mining activities at the Garnet Mineral Property.

Although baseline water testing of the historic Garnet Mineral Property does not show, either widespread or, significant acid rock drainage issues, even after 100 years of mining in the area, our own geochemical testing of the mineralized material from our exploration activities shows a limited potential for acid drainage from our wastes. To mitigate this potential occurrence and reduce the risks from acid rock drainage, we propose good waste management practices such as, runoff control, lined tailings impoundments, and additional testing. While appropriate steps will be taken to prevent the potential for acid mine drainage, discharges of pollutants into the ground water and the environment may occur and become a source of liability, which would have an adverse affect on any future revenues and our shareholders would be subsequently adversely affected.

21:   We must comply with all Environmental Protection Agency (EPA) requirements, such as the Clean Air Act and the Clean Water Act.

Throughout our exploration and future development and production activities on our Garnet Mineral Property we fall under the jurisdiction of the EPA and must comply with all of their requirements such as the Clean Air Act and the Clean Water Act. While we believe that there is limited potential for non-compliance due to the minimal disturbance produced from our exploration activities, we work closely with the State of Montana Department of Environmental Quality ("DEQ") to assess and mitigate any potential environmental impacts through good waste management practices. Even through our waste management practices, there is no assurance that we can completely eliminate discharges of pollutants into the ground water and the environment, which may become a source of liability and may create an adverse affect on any future revenues and the shareholders would be subsequently adversely affected.

22:   Our exploration operations are subject to any future environmental regulations, which could result in additional costs and operational delays.

All phases of our operations are subject to current and future environmental regulation. Environmental legislation evolves in a manner which may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that any future changes in environmental regulation will not adversely affect our exploration efforts.

23:   Our exploration activities rely upon our ability to retain our current mining permit and obtain additional permits for our future operations.

The majority of our wastes generated on the Garnet Mineral Property will be characterized as an exempt waste pursuant to the Bevill Exemption from the Hazardous Waste Rules under the Resource Conservation and Recovery Act ("RCRA"). Therefore waste management on our Garnet Mineral Property will be regulated by the DEQ through its' mine permitting process.

Concurrently, we hold a Small Miner Exclusion and Exploration Permit and are in compliance with, the Small Mine Exclusion requirements required by the State of Montana DEQ. Our current plan is to continue our exploration activities through our small miner permit, until such time that our required surface disturbance is greater than five acres. We are required to obtain drilling permits, post bonds and perform remediation work for this physical disturbance to the land in order to comply with the DEQ and BLM laws, rules and regulations. While we have planned exploration program budgets for regulatory compliance, there is a risk that new laws, rules or regulations could increase our costs of doing business, preventing us from carrying out our exploration program and, therefore, adversely affecting our operational results.

Additionally, we anticipate being able to begin underground mining with this small miner permit, there is no guarantee that our operations will be successful, or that our operation will not require a surface disturbance larger than five acres. In the event that our future operations require an additional surface disturbance, there is no guarantee that we will successfully prepare and receive a full mine permit. Therefore, failure to maintain our current small mining permit, or obtain a full mining permit would interfere with our plan of operations, which would have an adverse affect on any future revenues and the shareholders would be subsequently adversely affected. In addition, any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, required changes to operation constraints, technical criteria, fees or surety requirements.

24:   Several of our Prospecting Leases are on BLM owned patented claims.

On May 24, 2010, we acquired eight Prospecting Leases on BLM owned patented claims, which are part of public lands administered by the BLM Montana State Office. The land where these Prospecting Leases are located is governed by the laws and regulations of the U.S. federal government and the state of Montana. Any changes to the laws and regulations governing mining operations on public lands could have an adverse impact on our financial performance and results of operations by, for example, required changes to operation constraints, technical criteria, fees or surety requirements.

25:   We may produce air emissions and pollutions that could fall under the jurisdiction of U.S. Federal Laws.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and State air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

26:   Any new legislation that may be proposed could significantly affect the mining industry.

Members of the U.S. congress have repeatedly introduced, and may introduce in the future, bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the costs of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. In the past, such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a deferral royalty on production from unpatented mining claims. Although it is impossible to predict at this point what, if any, legislated royalties might be, any future enactment could adversely affect the potential for development of our mining claims on federal unpatented mining claims. Any future passage of such legislation could adversely affect our financial performance.

27:   Increased costs could affect our financial condition.

We anticipate that costs on our Garnet Mineral Property will frequently be subject to variation from one year to the next due to a number of factors, such as changing mineralized material grade, metallurgy and revisions to mine plans in response to the physical shape and location of the mineralized material body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs on our garnet Mineral Property could have a significant effect on our profitability.

28:   In the event that our optioned mining claims become invalid, we will lose all rights that we have in the 23 patented and 122 unpatented mining claims.

We have an option to acquire 23 patented and 122 unpatented mining claims owned by Commonwealth. WGM Group, a professional survey company in Missoula, Montana, surveyed, staked and filed all 122 unpatented claims. These claims were staked on public lands administered by the BLM. The right to conduct exploration, development and production mining programs on these 122 unpatented mining claims is subject to permitting by the BLM. The right to conduct exploration, development and production mining programs on the 23 patented mining claims is subject to permitting by the Montana DEQ. The invalidity of any claims would have an adverse affect on any future revenues.

In order to keep the 122 unpatented mining claims in good standing, the BLM requires an annual maintenance fee be paid before August 31st of each year. In the event that these maintenance fees are not paid by the August 31st deadline, the mining claims become invalid and revert to the BLM. In the event that our mining claims become invalid, we will lose all rights that we have in the 122 unpatented mining claims.

In order to keep the 23 patented mining claims in good standing, the Granite County, Montana Treasurer requires assessed property taxes to be paid for each respective mining claim by July 31st of each year. If we fail to pay property taxes in a timely manner, we risk losing our rights in the 23 patented mining claims. Current annual assessment fees amount to $29,680 for unpatented claims and current property taxes on the 23 patented claims amount to $1,540. If these fees are not satisfied by us and/or Commonwealth, we would lose our rights in the claims and our shareholders would be adversely affected.

29:   In the event we fail to make our scheduled option payments, we will lose all interest that we have in the optioned patented and unpatented mining claims.

We have an option to acquire 23 patented and 122 unpatented mining claims that are owned or optioned by Commonwealth. Under our Option Agreement with Commonwealth, in lieu of our required annual option payments of $190,000 due on June 15, 2012, Commonwealth has agreed to payment in either cash or in-kind by way of payments to third parties for surface improvements to the property made for the benefit of Commonwealth and valued at $190,000. The $190,000 annual option payment will resume during 2013 and 2014, and will increase to $400,000 during 2015 and 2016. Under our Surface Access Lease with Commonwealth we are required to make annual access lease payments of $60,000. In the event that we fail to make these payments in a timely manner, we may risk losing all rights in and to the claims.

30:   In the event that our acquired mining claims and leasehold interests become invalid, we will lose the 91 unpatented mining claims and 8 leasehold interests.

On May 24, 2010, the Company entered into the Share Purchase Agreement with Commonwealth, to acquire 91 unpatented mining claims and 8 prospecting leases on United States BLM owned patented mining claims. We are required to make timely payment of all fees, including, but not limited to, all annual assessment fees required by the BLM, and, if applicable, timely take any other actions necessary to keep all unpatented claims in good standing. The 8 leasehold interests on BLM-owned patented claims rely upon a prospecting permit obtained through the DEQ. These leasehold interests will continue in perpetuity provided that the Company, (i) files an extension for its Prospecting Permit 90 days prior to the expiration date, (ii) tenders the annual rental payment, equal to $0.50 per acre, or a minimum of $20, (iii) drills or excavates at least one exploration hole, trench, test pit, or performs some other comparable exploration, and (iv) periodically update the DEQ on our operations plan and obtain and maintain an adequate bond. In the event we fail to maintain the acquired mining claims and leasehold interests in good standing, or in the event we do not exercise our option to purchase the 122 unpatented and 23 patented mining claims, we are required to convey the 91 unpatented mining claims and 8 leasehold interests to Commonwealth at no cost to Commonwealth. The invalidity, and loss of our acquired claims and prospector leases would have an adverse affect on any future revenues and the shareholders would be subsequently adversely affected.

31:   We have not completed mapping and verification of our newly acquired 91 unpatented claims and 8 prospecting leases on BLM owned patented claims.

We are currently in the process of completing the verification of ownership and mapping on the new 91 unpatented mining claims and 8 prospecting leases on BLM owned patented claims, which were acquired pursuant to the Share Purchase Agreement with Commonwealth dated May 24, 2010. There is no guarantee that we will be successful in this endeavor, and in the event we are unsuccessful, we will be unable to explore these claims. Our inability to explore these claims, or verify the ownership of these claims, would interfere with our growth opportunities and may materially adversely affect our business results of operations or financial condition.

32:   We have been exploring a mineral claim, of which we own no right or title to the mineral rights thereon.

The Company has been doing preliminary exploratory work on one (1) patented mining claim referred to as the, Grant and Hartford patented mining claim, ms# 7327, for the purpose of potentially acquiring the mineral rights. As of the date of this Form 10-Q, the Grant and Hartford mining claim is not included in the Company's optioned, nor purchased, mineral rights. In the event we are unable to obtain the mineral rights to the Grant and Hartford mining claim, we will be unable to proceed with our exploration activities on the claim and will lose the value of our exploration results that we have already completed on the claim area. In addition, in the event we are unable to obtain the mineral rights, we may be unable to recover the expenditure of time and money devoted to the exploration, which would have an adverse effect on the implementation of our business plan and potential revenues.

33:   Compliance with Sarbanes-Oxley may result in our inability to achieve profitability.

The Sarbanes-Oxley Act of 2002 was enacted to increase corporate responsibility and accountability, to provide for enhanced penalties for accounting and auditing improprieties relating to publicly-traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to U.S. federal securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934, as amended. Upon becoming a publicly reporting company, we are required to comply with the Sarbanes-Oxley Act and its costs to remain in compliance with the federal securities regulations. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly to attract or may deter qualified individuals from accepting these roles. If we are unable to attract and retain qualified officers, directors and board committee members, which are required pursuant to the Sarbanes-Oxley Act of 2002, we may not be able to provide effective management or comply with federal law. Additionally, significant costs incurred as a result of being a public company could divert the use of finances from our operations resulting in the Company's inability to achieve profitability.

Risk Factors Relating to Our Common Stock and this Offering

34:   We are required to annually evaluate our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material effect on the price of our Common Stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting. Such a report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. If we are unable to maintain and to assert that our internal control over financial reporting is effective, or if we disclose material weaknesses in our internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on our stock price.

35:   Indemnification of Officers and Directors may prohibit stockholder action against the Company.

Our Bylaws provide for indemnification to the fullest extent permitted by Montana law for any person whom we may indemnify thereunder; including our directors, officers, employees and agents. As a result, stockholders may be unable to recover damages against directors for actions taken by them in good faith and with the belief that such actions served the best interests of the Company, whether or not such actions actually did. Our Bylaws, therefore, may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit us and our stockholders.

36:   We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

Our shares of common stock have been offered to prospective investors pursuant to the terms and subject to the conditions of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Unless the sale of our common stock otherwise qualifies for the statutory private offering exemption provided in Section 4(2) of the Securities Act, purchasers of our common stock may have the right to rescind their purchase if any of our offerings fail to comply with the requirements of Regulation D. A similar right may exist under state securities law. If we have used the proceeds raised from any of our offerings prior to the time at which a rescission claim is made, there can be no assurance that any funds will be available to return to any investors who may be entitled to the rescission of their purchase of our common stock.

The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and completing the sales of our common stock pursuant to our various offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves. If any prior offering did not qualify for such exemption, we may face claims for rescission and other remedies. We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert management's attention from operating the business of the Company. If we could not successfully defend these claims, we may be required to return proceeds from our offerings to investors, which would harm our financial condition. Additionally, if we did not, in fact, qualify for the exemptions upon which we have relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

37:   The price of our Common Stock may be adversely affected by fluctuations in gold prices.

The price of our common stock, our financial results, and our exploration, and future development and mining activities may be significantly adversely affected by declines in the price of gold. Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral producing countries throughout the world.

38:   We have not paid dividends in the past and do not expect to distribute cash dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and we do not anticipate doing so in the foreseeable future. In the future, the payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

39:   There is no public trading market for our Common Stock and no public market may develop.

Even though the Company's Registration Statement on Form S-1 was declared effective by the SEC on January 5, 2010, there is no trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile.

40:   Our Common Stock may be deemed a "penny stock", which would make it more difficult for investors to sell their shares

Our common stock in all likelihood will trade at a price below $5.00 per share and become subject to the "penny stock" rules enacted by the SEC. This would increase the likelihood that many brokerage firms will not participate in a potential future market for our common stock. These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many

41:   Our common stock is to certain restrictions on transferability.

Because our offerings of common stock have been made pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, and have not been registered; sales and other transfers of our common stock purchased in our various private offering are subject to certain restrictions as described in the section titled "Restriction on Transferability of Securities," which is found at the end of our offering documents.

42:   Commonwealth owns a majority of our outstanding voting stock.

Commonwealth owns approximately 53.55%, or 20,759,532 shares of our total outstanding common stock. The following individuals, officers and affiliates of our company, are members of Commonwealth and have beneficial ownership and the right to vote the following shares of our company held by Commonwealth: Eric Sauve, 2,218,945 shares; Aaron Charlton, 11,645,181 shares; Kim L. Charlton, 2,255,830 shares and Rodney K. Haynes, 4,639,576 shares. Accordingly, these stockholders, as a group, will be able to control, among other things, the outcome of stockholders votes, including the election of directors, adoption of amendments to our Bylaws and Articles of Incorporation and approval of significant corporate transactions such as mergers. Eric Sauve is our President, CEO, CFO and a director, Aaron Charlton, our Senior Consultant, supervises our drilling program, deals with contractors and is our liaison with the BLM state and local agencies, Kim Charlton is Aaron Charlton's sister. The interests of Commonwealth and our management may not coincide with the interests of our shareholders, which could result in a loss of confidence by our shareholders or potential investors adversely affecting the value of our common stock. Any conflicts of interest between the company and Commonwealth could delay the implementation of our business plan, which could have a detrimental effect on our business and the value of our shareholders' investment.

ITEM 2.     Unregistered Sales of Equity Securities and Use of Proceeds.

On September 30, 2010, pursuant to a private placement of our no par value common stock, upon which we relied on an exemption provided by Section 4(2) and Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended, we began offering on a "best efforts basis", an aggregate of 5,600,000 shares of our no par value common stock at a purchase price of $1.25 per share. The offering closed on February 1, 2011, of which $644,905 worth of short-term notes and accrued interest were satisfied through the purchase of 515,924 shares, and 283, 966 shares were purchase at $354,957 by 22 accredited investors.

On February 16, 2011, pursuant to a private placement of our common stock, upon which we relied on an exemption provided by Section 4(2) and Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended, we began offering through our Placement Agent, Source Capital, and our Officers and Directors, on a "best efforts basis", an aggregate of 6,160,000 shares of common stock at a purchase price of $1.25 per share. As of May 18, 2011,

184,200 shares were purchased for aggregate proceeds of $230,250 by 17 accredited investors.

No advertising or general solicitation was employed in offering any of the securities. All certificates evidencing the securities issued in such transactions bear restrictive legends as securities issued in non-registered transactions that may only be resold in compliance with applicable federal and state securities laws. The applicable subscription documents relating to such transactions contained acknowledgments by the purchaser of such securities that the securities being acquired had not been registered, were restricted securities, could only be resold in compliance with applicable federal and state securities laws and the certificates evidencing such securities would bear restrictive legends.

Use of Proceeds From Registered Securities

The Company's Registration Statement filed on Form S-1 was deemed effective by the United States Securities and Exchanges Commission on January 5, 2010. The file number for this Form S-1 is 333-155507. The Company's offering in connection with this Registration Statement has not yet commenced due to the fact that the Company is currently compiling the necessary .information to complete the 211 filing with FINRA and the subsequent filing with DTC in order to begin electronic trading.

ITEM 3.     Defaults Upon Senior Securities.

None.

ITEM 4.     (Removed)

N/A.

ITEM 5.     Other Information.

None

ITEM 6.     Exhibits.

Exhibit Number	Description
31.1	Certification of the Chief Executive Officer, Chief Financial Officer and Director as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of the Secretary/Treasurer and Director, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1

Certification of the Chief Executive Officer/Chief Financial Officer and its Secretary/Treasurer, as adopted pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

GRANT HARTFORD CORPORATION
Registrant

Date:     May   , 2011

By:   /s/ Eric Sauve
        Eric Sauve
        President, Chief Executive Officer, Chief Financial Officer and Director

Date:     May   , 2011

By:   /s/ David Gilmer
        David Gilmer
        Secretary/Treasurer and Director